Exhibit 99.1

9645 Scranton Road, Suite 205

San Diego, California 92121

November 8, 2016

NOVATEL WIRELESS COMPLETES INTERNAL REORGANIZATION

Dear Former Stockholder of Novatel Wireless, Inc.:

As previously announced, on November 8, 2016, in order to facilitate the proposed sale of our mobile broadband business, including our MiFi branded hotspots and USB modem product lines (the “MiFi Business”), Novatel Wireless, Inc. (“NWI”), Inseego Corp. (“Inseego”) and their affiliates completed an internal reorganization (the “Reorganization”). The purpose and effect of the Reorganization was to separate NWI’s assets and liabilities associated with the MiFi Business from the assets and liabilities associated with its Ctrack fleet and vehicle telematics solutions, stolen vehicle recovery, telemetry and connectivity solutions businesses (the “Retained Business”). The Reorganization was accomplished in three steps, which are set forth in more detail below.

In connection with the Reorganization, (i) NWI contributed the Retained Business, which includes its equity interests in certain subsidiaries, including DigiCore Holdings Ltd, R.E.R. Enterprises, Inc., Novatel Wireless Solutions, Inc. and each of their direct and indirect subsidiaries (the “Retained Subsidiaries”) to Inseego; and (ii) Vanilla Merger Sub, Inc., a newly formed Delaware corporation and direct, wholly-owned subsidiary of Inseego and indirect, wholly-owned subsidiary of NWI formed solely for the purpose of effecting the Reorganization, merged with and into NWI, with NWI surviving as a direct, wholly-owned subsidiary of Inseego (the “Merger”). The Merger was conducted pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporations.

When the Merger was completed, each share of NWI common stock issued and outstanding was automatically converted into an equivalent corresponding share of Inseego common stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of NWI common stock that was converted. Accordingly, at the effective time of the Merger, you, as a former NWI stockholder as of immediately prior to the effective time of the Merger, became a stockholder of Inseego. The conversion of NWI common stock into Inseego common stock occurred automatically without an exchange of stock certificates. Any shares of NWI common stock you hold now represent shares of Inseego common stock. Your stock certificates previously representing outstanding shares of NWI common stock as of immediately prior to the effective time of the Merger now represent the same number of outstanding shares of Inseego common stock after the Merger. Following the effective time of the Merger, shares of Inseego common stock continued to trade on The NASDAQ Global Select Market, however the trading symbol for Inseego common stock is now “INSG”.

Upon completion of the Merger, Sue Swenson, Philip Falcone, Robert Pons, James Ledwith and David A. Werner, each of whom were directors of NWI immediately prior to the Merger, became the directors of Inseego. In addition, upon completion of the Merger, Ms. Swenson became the President and Chief Executive Officer of Inseego, Michael Newman became the Executive Vice President and Chief Financial Officer of Inseego, Lance Bridges became the Senior Vice President, General Counsel and Secretary of Inseego and Stephen Sek became the Senior Vice President and Chief Technology Officer of Inseego.

The steps of the Reorganization were as follows:

Step 1: Formation of Inseego and Merger Subsidiary

NWI formed Inseego, a Delaware corporation and wholly-owned direct subsidiary of NWI. Inseego then formed Vanilla Merger Sub, Inc., which was a Delaware corporation and direct, wholly-owned subsidiary of Inseego (“Merger Sub”). Merger Sub was formed solely for the purpose of effecting the Reorganization.

Step 2: Contribution of Assets and Liabilities to Inseego

NWI contributed to Inseego all of its assets and liabilities relating to the Retained Business in exchange for shares of Inseego, leaving NWI owning all assets and substantially all post-sale liabilities related to the MiFi Business. In addition, NWI contributed all of the outstanding equity interests in the Retained Subsidiaries (i.e., Digicore Holdings, Ltd, R.E.R. Enterprises, Inc., Novatel Wireless Solutions, Inc. and their direct and indirect subsidiaries) that were held by NWI to Inseego. Following the contribution, NWI holds the MiFi Business (including the equity interests in Enfora, Inc. and Novatel Wireless Technologies, Ltd.) and Inseego holds the Retained Business (including the Retained Subsidiaries).

Step 3: The Merger Merger Sub merged with and into NWI, with NWI surviving the Merger as a direct, wholly-owned subsidiary of Inseego.

Post- Reorganization

The end result of the Reorganization is that Inseego owns all of the assets and liabilities used exclusively in the Retained Businesses and all outstanding shares of common stock of NWI, which owns all assets and substantially all post-sale liabilities related to the MiFi Business.

On behalf of your board of directors, we thank you for your continued support.

Very truly yours,

/s/ Sue Swenson

Sue Swenson

Chief Executive Officer

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